EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

MEDIAON GROUP INC.

Name	Jurisdiction

MediaOn Limited Mosaic Creative Company Limited * MediaOn Holdings Limited * MediaOn Limited owns 55% indirect ownership of Mosaic Creative Company Limited.	Hong Kong Hong Kong British Virgin Islands